UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 22, 2005

Rotech Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50940	030408870
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(Address of principal executive offices) (ZIP Code)

(407) 822-4600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 22, 2005, upon the recommendation of the Compensation Committee, the Board of Directors of Rotech Healthcare Inc. (the “Company”) approved the acceleration of the vesting of all previously unvested stock options granted under the Rotech Healthcare Inc. Common Stock Option Plan (the “Plan”), effective November 22, 2005, representing options exercisable for a total of 1,148,187 shares of the Company’s common stock, including a total of 436,309 shares of common stock underlying options held by the Company’s executive officers. The acceleration of the vesting schedule of the Company’s options was effected pursuant to Section 5(a)(iv) of the Plan, which authorizes the Board of Directors, in its sole discretion, to substitute an accelerated vesting schedule for options granted under the Plan. Typically, stock options granted under the Plan vest over a four-year period.

Immediately prior to November 22, 2005, all of the Company’s outstanding unvested options under the Plan had stated exercise prices that exceeded the current market price of the Company’s common stock and were “out-of-the-money.” Such options have exercise prices ranging from $17.00 to $27.55 per share and represent approximately 36% of the Company’s total outstanding stock options. Except for the accelerated vesting of the options issued under the Plan, all other terms and conditions of the options granted under the Plan remain the same. The accelerated vesting of the options outlined above will not alter the vesting of grants of restricted common stock by the Company.

The Board of Directors made the decision to approve the acceleration of the vesting of the Company’s stock options primarily to reduce the non-cash compensation expense that would have been recorded in future periods, following the effectiveness of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (Revised 2004) (“FAS 123(R)”). FAS 123(R) will require the Company to treat its unvested stock options as an expense. Pursuant to Securities and Exchange Commission amended Rule 4-01(a) of Regulation S-X, the Company is required to adopt FAS 123(R) beginning in the first fiscal quarter of 2006. As a result of the acceleration of the vesting of these stock options, the Company estimates that it will eliminate approximately $4.7 million of future non-cash compensation expense (before tax) over the period during which the stock options would have vested. In addition, the decision to accelerate the vesting of stock options is expected to have a positive effect on employee morale and employee retention.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROTECH HEALTHCARE INC.

Date: November 29, 2005	By:	/s/ Barry E. Stewart
Barry E. Stewart Chief Financial Officer